Exhibit (e)(2)

Appendix A

Individual Series of Master Investment Portfolio

Active Stock Master Portfolio

International Tilts Master Portfolio

Large Cap Index Master Portfolio

Money Market Master Portfolio

S&P 500 Index Master Portfolio

Total International ex U.S. Index Master Portfolio

Treasury Money Market Master Portfolio

U.S. Total Bond Index Master Portfolio

Dated: April 1, 2010

Amended: May 19, 2010

Amended: February 14, 2011

Amended: May 17, 2011

Amended: November 18, 2011

Amended: September 18, 2013

Amended: November 20, 2015

Amended: February 23, 2017

Updated: April 10, 2019

Amended: October 30, 2019

Amended: March 9, 2020